Exhibit 99.1
CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the references to our name and the opinions we have delivered to Hines Global REIT, Inc. and the description of our role in the valuation process of any domestic properties owned by Hines Global REIT, Inc. and its subsidiaries (collectively, the "Company") being included in Supplement No. 9 dated February 28, 2014 to Hines Global REIT, Inc.'s prospectus dated April 30, 2013 contained in the Registration Statement on Form S-11 (No. 333-182340) of Hines Global REIT, Inc.

In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

February 28, 2014	/s/ Cushman & Wakefield, Inc.
Cushman & Wakefield, Inc.